Exhibit 99.1

FOR IMMEDIATE RELEASE

March 15, 2023

Investor Relations: Brian Brungardt, Director of Investor Relations, 214-721-9353, brian.brungardt@enlink.com

Media Relations: Megan Wright, Director of Corporate Communications, 214-721-9694, megan.wright@enlink.com

EnLink Midstream Announces Changes to Its Board of Directors

DALLAS, March 15, 2023 – EnLink Midstream, LLC (NYSE: ENLC) today announced that Matthew C. Harris, a Founding Partner of Global Infrastructure Partners (GIP), will be appointed as Chairman of its Board of Directors (Board). Harris previously served on the Board as a director from July 2018 until January 2019. Leldon E. Echols will serve as Lead Independent Director. The appointment will be effective as of March 24, 2023.

“We are pleased to welcome back Matt to the EnLink Board,” EnLink Chief Executive Officer Jesse Arenivas said. “Matt brings vast investment, capital formation, and strategy experience, including within the energy industry and energy transition. His leadership will greatly help EnLink as we continue to build momentum with our traditional midstream and growing carbon transportation businesses. As a founding partner of GIP, his return to the Board demonstrates GIP’s deep commitment to EnLink.”

Harris will replace William J. Brilliant, a GIP partner, on the Board and will serve as Chairman of the Board’s Governance and Compensation Committee. Additionally, Kyle D. Vann will retire from the Board after almost 17 years of service to EnLink. These Board changes will also be effective as of March 24.

“Kyle has devoted nearly two decades as an EnLink director, helping guide EnLink and providing valuable counsel as we’ve evolved into the company we are today,” Arenivas said. “The Board and I would like to thank Kyle for his contributions and leadership to EnLink.”

Matthew C. Harris

Harris is a Founding Partner of GIP, and his responsibilities include managing GIP’s energy transition and decarbonization investment and capital formation strategy globally and energy industry investment activities, including crude oil and refined product, natural gas, electricity including renewable power and battery storage, liquified natural gas (LNG), and carbon capture and storage. He is a member of GIP’s Executive, Investment, and Portfolio Valuation committees. He has been intimately involved in GIP’s investment, management, and strategic activities since its formation in 2006.

Prior to the formation of GIP, Harris was Co-Head of the Global Energy Group at Credit Suisse and served as Head of the Europe, Middle East, and Africa (EMEA) Emerging Markets Group. Before joining Credit Suisse, he was a senior member of the Mergers and Acquisitions Group at Kidder Peabody & Co. Inc.

Harris serves as Chairman of the Advisory Board of the Columbia University Center for Global Energy Policy and is a member of the Columbia University Climate School Advisory Board, the University of California, Los Angeles (UCLA) College of Social Sciences Dean’s Advisory Board, and the Board of Directors of the Whole Health Institute and the World Wildlife Fund. He holds a Bachelor of Arts (cum laude) from the University of California at Los Angeles.

About EnLink Midstream

Headquartered in Dallas, EnLink Midstream (NYSE: ENLC) provides integrated midstream infrastructure services for natural gas, crude oil, condensate, and NGLs, as well as CO2 transportation for carbon capture and sequestration (CCS). Our large-scale, cash-flow-generating asset platforms are in premier production basins and core demand centers, including the Permian Basin, Louisiana, Oklahoma, and North Texas. EnLink is focused on maintaining the financial flexibility and operational excellence that enables us to strategically grow and create sustainable value. Visit www.EnLink.com to learn how EnLink connects energy to life.

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